Exhibit 99.1
United Fire Group, Inc. Reports Fourth Quarter and Year End 2018 Results

CEDAR RAPIDS, Iowa - (GLOBE NEWSWIRE) - United Fire Group, Inc. (Nasdaq: UFCS),
February 20, 2019 - FOR IMMEDIATE RELEASE

Consolidated Financial Results - Highlights(1):

Quarter Ended December 31, 2018		Year Ended December 31, 2018
Net income (loss) per diluted share(2)	$(1.17)	Net income per diluted share(2)	$1.08
Adjusted operating income (loss)(3) per diluted share(2)	$(0.30)	Adjusted operating income(3) per diluted share(2)	$0.67
Gain on sale of discontinued operations per diluted share(2)	$—	Gain on sale of discontinued operations per diluted share(2)	$1.07
Net realized investment gains (losses) per share(2)	$(0.87)	Net realized investment gains (losses) per share(2)	$(0.66)
GAAP combined ratio	108.5%	GAAP combined ratio	104.0%
		Book value per share	$35.40
		Return on equity(4)	3.0%

United Fire Group, Inc. (the “Company” or "UFG") (Nasdaq: UFCS) today reported consolidated net loss, including net realized investment gains and losses, of $29.3 million ($1.17 per diluted share) for the three-month period ended December 31, 2018 (the "fourth quarter"), compared to consolidated net income of $46.0 million ($1.81 per diluted share) for the same period in 2017. For the year ended December 31, 2018 (the "full year"), consolidated net income, including investment gains and losses, was $27.7 million ($1.08 per diluted share) compared to $51.0 million ($1.99 per diluted share) for the same period in 2017.

The Company reported a consolidated adjusted operating loss of $0.30 per diluted share for fourth quarter 2018 compared to consolidated adjusted operating income of $1.78 per diluted share for the same period in 2017. For the year ended December 31, 2018, the Company reported consolidated adjusted operating income of $0.67 per diluted share compared to consolidated adjusted operating income of $1.79 per diluted share for 2017.

"The fourth quarter of 2018 was a challenging quarter," stated Randy A. Ramlo, President and Chief Executive Officer. "During 2018, we made steady progress improving the profitability of our commercial auto line of business. However, during the fourth quarter we experienced an increase in severity of losses in both our commercial auto and general liability lines of business from auto related claims, due to several factors including a trend toward higher jury awards. In response to this setback to profitability we are taking several initiatives in pricing adequacy, underwriting and claims."
__________________
(1) Consolidated financial results include results from both continuing operations and life insurance business discontinued operations, unless otherwise noted.
(2) Per share amounts are after tax.
(3) Adjusted operating income is a non-GAAP financial measure of net income excluding net realized investment gains and losses, changes in the fair value of equity securities, the one-time gain on the sale of discontinued operations and related federal income taxes. Management evaluates this measure and ratios derived from this measure and the Company provides this information to investors because we believe it better represents the normal, ongoing performance of our business. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of adjusted operating income to net income.
(4) Return on equity is calculated by dividing annualized net income by average year-to-date equity.

Consolidated net unrealized investment losses, net of tax, totaled $9.3 million as of December 31, 2018, a decrease of $224.2 million, compared to December 31, 2017. The decrease in net unrealized investment gains is primarily the result of the cumulative change in accounting principles on recognizing the change in the value of equity securities in the income statement. The change in accounting principles required unrealized gains on equity securities of $191.2 million, after-tax, as of January 1, 2018, to be reclassified to retained earnings from accumulated other comprehensive income, both within shareholders equity. The remaining decrease is due to a decrease in the value of the fixed maturity portfolio due to rising interest rates in 2018.

Total consolidated assets as of December 31, 2018 were $2.8 billion, which included $2.1 billion of invested assets. The Company's book value was $35.40 per share, which is a decrease of $3.66 per share or 9.4 percent from December 31, 2017. The decrease is primarily attributed to shareholder dividends of $105.4 million, a decrease in net unrealized investment gains of $32.9 million, net of tax, and share repurchases of $5.4 million, all partially offset by net income of $27.7 million and the change in benefits and the valuation of our post retirement benefit obligations of $25.4 million.

Property and Casualty Insurance

Net loss for the property and casualty insurance business including net realized investment gains and losses, totaled $29.3 million ($1.17 per diluted share) for the fourth quarter, compared to net income of $45.3 million ($1.78 per diluted share) for the fourth quarter of 2017. For the full year, net income totaled $2.3 million ($0.09 per diluted share), compared to net income of $44.9 million ($1.75 per diluted share) for the full year 2017.

The decrease in net income in the fourth quarter 2018 compared to the same period in 2017 is due to the decrease in the fair value of equity securities, an increase in loss and loss settlement expenses incurred, primarily due to an increase in the severity of losses in commercial auto and general liability lines of business, and an increase in catastrophe losses.

The decrease in net income in the full year 2018 compared to the same period in 2017 is due to the decrease in the fair value of equity securities and an increase in other underwriting expenses partially offset by an increase in net premiums earned.

Net premiums earned increased 4.1 percent to $270.7 million for the fourth quarter, compared to $260.1 million in the fourth quarter 2017. For the full year, net premiums earned increased 4.0 percent to $1,037.5 million, compared to $997.5 million in 2017, primarily due to continued organic growth from new business writings and geographical expansion and rate increases. The growth in premiums in commercial auto is due to rate increases, while the number of insured units has decreased.

The average renewal pricing increases for commercial lines remained in the mid-single digits during the fourth quarter 2018 with pricing varying depending on the region and size of the account. The renewal pricing increases continue to be driven by commercial auto pricing. Filed commercial auto rate increases during the fourth quarter 2018 averaged in the low-double digits. Personal lines filed rate and renewal pricing increases also remained in the mid-single digits.

Pre-tax catastrophe losses totaled $15.9 million ($0.50 per share after tax) and $46.7 million ($1.44 per share after tax) for the three- and twelve-month periods ended December 31, 2018, respectively, compared to $5.3 million ($0.13 per share after tax) and $74.0 million ($1.88 per share after tax) for the same periods in 2017.

"Catastrophe losses for the fourth quarter of 2018 added 5.9 percentage points to the combined ratio, which is above our 10-year historical catastrophe load of 4.3 percentage points for the fourth quarter. The fourth quarter of 2018 included $9.2 million of losses from the California wildfires" stated Ramlo. "For the full year of 2018, catastrophe losses added 4.5 percentage points to the combined ratio which is below our 10-year historical catastrophe load of 6.4 percentage points. We believe this is due to effective management of our geographic concentration despite an increase in catastrophic events in 2018."

Reserve development

The property and casualty insurance business experienced $6.5 million and $54.2 million of favorable reserve development in our net reserves for prior accident years during the three- and twelve-month periods ended December 31,

2018, respectively, compared to $16.3 million and $54.3 million of favorable reserve development in the same periods of 2017. The decrease in favorable development in the fourth quarter of 2018 as compared to the fourth quarter of 2017 was primarily driven by reserve increases in commercial liability and commercial fire, offset by workers compensation and reinsurance assumed lines of business. For the twelve-months ended December 31, 2018, favorable reserve development was comparable to the same period in 2017. Development amounts can vary significantly from quarter to quarter and year to year depending on a number of factors, including the number of claims settled and the settlement terms. At December 31, 2018, our total reserves were within our actuarial estimates.

GAAP combined ratio

The GAAP combined ratio increased 14.7 percentage points to 108.5 percent for the fourth quarter 2018, compared to 93.8 percent for the fourth quarter of 2017, primarily driven by an increase in the loss ratio due to an increase in severity in commercial auto and general liability line of business along with an increase in catastrophe losses in commercial fire and allied lines of business. For the year ended December 31, 2018, the combined ratio was flat at 104.0 percent as compared to the same period of 2017.

Expense Levels

The expense ratio for the fourth quarter 2018 was 33.1 percentage points, a slight decrease compared to 33.3 percentage points for the fourth quarter of 2017. For the full year, the expense ratio was 33.5 percentage points, compared to 31.2 percentage points for 2017.

The increase in the expense ratio during for the full year of 2018 as compared to 2017 is primarily due to our continued investment in our multi-year Oasis project to upgrade our technology platform to enhance core underwriting decisions, selection of risks and productivity. As we stated the last few quarters, the expectation is this project will add 1.0 to 2.0 percentage points annually to the expense ratio for the duration of the project.

Investment Income and Realized Investment Gains and Losses

The Company recognized net realized investment losses from continuing operations of $27.6 million and $20.2 million, respectively, for the fourth quarter and full year 2018 compared to net realized investment gains of $0.7 million and $4.1 million, respectively, for the fourth quarter and full year 2017. The change in net realized investment gains and losses for the fourth quarter and full year compared to the same periods in 2017 was primarily due to a decrease of $27.6 million and $22.3 million, respectively, in the fair value of our equity securities investments.

Net investment income was $9.0 million for the fourth quarter 2018 and $52.9 million for the full year 2018 with a decrease of 29.0 percent for the quarter and an increase of 3.3 percent for the full year, compared to net investment income of $12.6 million and $51.2 million, respectively, for the fourth quarter and full year 2017. The change in net investment income for the quarter was due to a decrease in the value of our investments in limited liability partnerships resulting from the decrease in the equity markets in the fourth quarter, partially offset by an increase in invested assets. The change in net investment income for the full year was driven by an increase in invested assets and not due to a change in our investment philosophy. The valuation of these investments in limited liability partnerships varies from period to period due to current equity market conditions, specifically related to financial institutions.

Life Insurance Business

On September 18, 2017, the Company signed a definitive agreement to sell its subsidiary, United Life Insurance Company, to Kuvare US Holdings, Inc. and on March 30, 2018, the sale transaction was completed. As a result, the life insurance business is presented as discontinued operations in all periods presented in this press release.

Capital Management

During the fourth quarter, we declared and paid a $0.31 per share cash dividend to stockholders of record as of December 1, 2018. We have paid a quarterly dividend every quarter since March 1968.

During the fourth quarter, we did not repurchase any shares of our common stock. In the year ended December 31, 2018, we purchased 120,372 shares of our common stock for $5.4 million, at an average cost of $44.90 per share. As of December 31, 2018, we were authorized by our Board of Directors to purchase an additional 2,116,200 shares of common stock under our share repurchase program, which expires in August 2020.

Earnings Call Access Information

An earnings call will be held at 9:00 a.m. Central Time on February 20, 2019 to allow securities analysts, shareholders and other interested parties the opportunity to hear management discuss the Company's fourth quarter and year ended December 31, 2018 results.

Teleconference: Dial-in information for the call is toll-free 1-844-492-3723. The event will be archived and available for digital replay through March 6, 2019. The replay access information is toll-free 1-877-344-7529; conference ID no. 10127979.

Webcast: An audio webcast of the teleconference can be accessed at the Company's investor relations page at
http://ir.unitedfiregroup.com/event or https://services.choruscall.com/links/ufcs190220. The archived audio webcast will be available until March 6, 2019.

Transcript: A transcript of the teleconference will be available on the Company's website soon after the completion of the teleconference.

About UFG

Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance.

Through our subsidiaries, we are licensed as a property and casualty insurer in 46 states, plus the District of Columbia, and we are represented by approximately 1,100 independent agencies. A.M. Best Company assigns a rating of "A" (Excellent) for members of the United Fire & Casualty Group.

For more information about United Fire Group, Inc. visit www.ufginsurance.com or contact:

Randy Patten, AVP of Finance and Investor Relations, 319-286-2537 or IR@unitedfiregroup.com.

Disclosure of Forward-Looking Statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about our company, the industry in which we operate, and beliefs and assumptions made by management. Words such as "expect(s)," "anticipate(s)," "intends(s)," "plan(s)," "believe(s)" "continue(s)," "seek(s)," "estimate(s)," "goal(s)," "remain optimistic," "target(s)," "forecast(s)," "project(s)," "predict(s)," "should," "could," "may," "will," "might," "hope," "can" and other words and terms of similar meaning or expression in connection with a discussion of future operations, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual outcomes and results to differ materially from those expressed in the forward-looking statements is contained in Part I, Item 1A "Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission ("SEC") on February 28, 2018.The risks identified in our Form 10-K are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures

The Company prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP"). Management also uses certain non-GAAP measures to evaluate its operations and profitability. As further explained below, management believes that disclosure of certain non-GAAP financial measures enhances investor understanding of our financial performance. Non-GAAP financial measures disclosed in this report include: adjusted operating income and net premiums written. The Company has provided the following definitions and reconciliations of the non-GAAP financial measures:

Adjusted operating income: Adjusted operating income is calculated by excluding net realized investment gains and losses and the one-time gain from the sale of discontinued operations after applicable federal and state income taxes from net income. Management believes adjusted operating income is a meaningful measure for evaluating insurance company performance and a useful supplement to GAAP information because it better represents the normal ongoing performance of our business. Investors and equity analysts who invest and report on the insurance industry and the Company generally focus on this metric in their analyses.

Net Income Reconciliation
	Three Months Ended December 31,			Twelve Months Ended December 31,
(In Thousands, Except Per Share Data)	2018	2017	Change %	2018	2017	Change %
Income Statement Data
Net income (loss)	$(29,336)	$45,993	(163.8)%	$27,650	$51,023	(45.8)%
Less: gain on sale of discontinued operations, net of tax	—	—	—%	27,307	—	NM
Less: after-tax net realized investment gains (losses)	(21,790)	693	NM	(16,776)	5,241	NM
Adjusted operating income (loss)	$(7,546)	$45,300	(116.7)%	$17,119	$45,782	(62.6)%
Diluted Earnings Per Share Data
Net income (loss)	$(1.17)	$1.81	(164.6)%	$1.08	$1.99	(45.7)%
Less: gain on sale of discontinued operations, net of tax	—	—	—%	1.07	—	—%
Less: after-tax net realized investment gains (losses)	(0.87)	0.03	NM	(0.66)	0.20	NM
Adjusted operating income (loss)	$(0.30)	$1.78	(116.9)%	$0.67	$1.79	(62.6)%
NM=Not meaningful

Net premiums written: While not a substitute for any GAAP measure of performance, net premiums written is frequently used by industry analysts and other recognized reporting sources to facilitate comparisons of the performance of insurance companies. Net premiums written are the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. Management believes net premiums written are a meaningful measure for evaluating insurance company sales performance and geographical expansion efforts. Net premiums written for an insurance company consists of direct premiums written and reinsurance assumed, less reinsurance ceded. Net premiums earned is calculated on a pro rata basis over the terms of the respective policies. Unearned premium reserves are established for the portion of premiums written applicable to the unexpired term of insurance policy in force. The difference between net premiums earned and net premiums written is the change in unearned premiums and change in prepaid reinsurance premiums.

Net Premiums Earned Reconciliation
	Three Months Ended December 31,			Twelve Months Ended December 31,
(In Thousands)	2018	2017	Change %	2018	2017	Change %
Premiums:
Net premiums earned	$270,684	$275,437	(1.7)%	$1,050,454	$1,058,860	(0.8)%
Less: change in unearned premiums	15,932	25,050	(36.4)%	(27,527)	(21,585)	(27.5)%
Less: change in prepaid reinsurance premiums	1,207	(72)	NM	3,312	(33)	NM
Net premiums written	$253,545	$250,459	1.2%	$1,074,669	$1,080,478	(0.5)%

Supplemental Tables

Consolidated Financial Highlights
	Three Months Ended December 31,			Years Ended December 31,
(In Thousands Except Shares and Per Share Data and Ratios)	2018	2017	Change %	2018	2017	Change %
Revenue Highlights
Net premiums earned:
P&C continuing operations	$270,684	$260,068	4.1%	$1,037,451	$997,492	4.0%
Life discontinued operations	—	15,369	(100.0)%	13,003	61,368	(78.8)%
Consolidated net premiums earned	270,684	275,437	(1.7)%	1,050,454	1,058,860	(0.8)%
Net investment income:
P&C continuing operations	8,961	12,629	(29.0)%	52,894	51,190	3.3%
Life discontinued operations	—	12,490	(100.0)%	12,663	49,720	(74.5)%
Consolidated net investment income	8,961	25,119	(64.3)%	65,557	100,910	(35.0)%
Total revenues:
P&C continuing operations	252,062	273,355	(7.8)%	1,070,166	1,052,737	1.7%
Life discontinued operations	—	28,386	(100)%	24,755	115,713	(78.6)%
Total revenues	252,062	301,741	(16.5)%	1,094,921	1,168,450	(6.3)%
Income Statement Data
Net income (loss)	$(29,336)	$45,993	(163.8)%	$27,650	$51,023	(45.8)%
Gain on sale of discontinued operations, net of tax	—	—	—%	27,307	—	NM
After-tax net realized investment gains (losses)	(21,790)	693	NM	(16,776)	5,241	NM
Adjusted operating income (loss)(1)	$(7,546)	$45,300	(116.7)%	$17,119	$45,782	(62.6)%
Diluted Earnings Per Share Data
Net income (loss)	$(1.17)	$1.81	(164.6)%	$1.08	$1.99	(45.7)%
Gain on sale of discontinued operations, net of tax	—	—	—%	1.07	—	NM
After-tax net realized investment gains (losses)	(0.87)	0.03	NM	(0.66)	0.20	NM
Adjusted operating income (loss)(1)	$(0.30)	$1.78	(116.9)%	$0.67	$1.79	(62.6)%
Catastrophe Data
Pre-tax catastrophe losses	$15,948	$5,273	202.4%	$46,693	$74,039	(36.9)%
Effect on after-tax earnings per share	0.50	0.13	284.6%	1.44	1.88	(23.4)%
Effect on combined ratio	5.9%	2.0%	195.0%	4.5%	7.4%	(39.2)%

Favorable reserve development experienced on prior accident years	6,494	16,265	(60.1)%	54,167	54,253	(0.2)%

GAAP combined ratio	108.5%	93.8%	15.7%	104.0%	104.0%	—%
Return on equity				3.0%	5.3%	(43.4)%
Cash dividends declared per share	$0.31	$0.28	10.7%	$4.21	$1.09	286.2%
Diluted weighted average shares outstanding	25,077,593	25,413,148	(1.3)%	25,622,812	25,640,604	(0.1)%
NM=Not meaningful
(1) Adjusted operating income is a non-GAAP financial measure of net income. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of adjusted operating income to net income.

Income Statement
	Three Months Ended December 31,		Years Ended December 31,
(In Thousands)	2018	2017	2018	2017
Revenues
Net premiums earned	$270,684	$260,068	$1,037,451	$997,492
Investment income, net of investment expenses	8,961	12,629	52,894	51,190
Net realized investment gains (losses)
Change in the fair value of equity securities	(27,492)	100	(21,994)	332
All other net realized gains (losses)	(91)	558	1,815	3,723
Net realized investment gains (losses)	(27,583)	658	(20,179)	4,055
Total Revenues	$252,062	$273,355	$1,070,166	$1,052,737

Benefits, Losses and Expenses
Losses and loss settlement expenses	$204,070	$157,357	$731,611	$725,713
Amortization of deferred policy acquisition costs	54,025	52,901	206,232	207,746
Other underwriting expenses	35,479	33,728	141,473	103,628
Total Benefits, Losses and Expenses	$293,574	$243,986	$1,079,316	$1,037,087

Income (loss) before income taxes from continuing operations	(41,512)	29,369	(9,150)	15,650
Federal income tax benefit	(12,176)	(15,890)	(11,405)	(29,220)
Net income (loss) from continuing operations	$(29,336)	$45,259	$2,255	$44,870
Net income (loss) from discontinued operations	—	734	(1,912)	6,153
Gain on sale of discontinued operations, net of tax	—	—	27,307	—
Net income (loss)	$(29,336)	$45,993	$27,650	$51,023

GAAP combined ratio:
Net loss ratio - excluding catastrophes	69.5%	58.5%	66.0%	65.4%
Catastrophes - effect on net loss ratio	5.9	2.0	4.5	7.4
Net loss ratio	75.4%	60.5%	70.5%	72.8%
Expense ratio	33.1	33.3	33.5	31.2
Combined ratio	108.5%	93.8%	104.0%	104.0%

Balance Sheet
	December 31, 2018	December 31, 2017
(In Thousands)

Invested assets - continuing operations	$2,074,123	$1,888,933
Cash - continuing operations	64,454	95,562
Total assets:
Continuing operations	2,816,698	2,597,297
Assets held for sale	—	1,586,134
Total assets	2,816,698	4,183,431
Loss and loss settlement expenses
Continuing operations	$1,312,483	$1,224,183
Total liabilities:
Continuing operations	1,928,323	1,862,923
Liabilities held for sale	—	1,347,135
Total liabilities	1,928,323	3,210,058
Net unrealized investment gains (losses), after-tax	$(9,323)	$214,865
Total stockholders’ equity	888,375	973,373

Discontinued Operations(1)
	Three Months Ended December 31,		Years Ended December 31,
(In Thousands)	2018	2017	2018	2017
Revenues
Net premiums earned	$—	$15,369	$13,003	$61,368
Investment income, net of investment expenses	—	12,490	12,663	49,720
Net realized investment gains (losses)	—	408	(1,057)	4,008
Other income	—	119	146	617
Total Revenues	$—	$28,386	$24,755	$115,713

Benefits, Losses and Expenses
Losses and loss settlement expenses	$—	$9,772	$10,823	$40,451
Increase in liability for future policy benefits	—	8,291	5,023	27,632
Amortization of deferred policy acquisition costs	—	(343)	1,895	5,181
Other underwriting expenses	—	3,829	3,864	13,281
Interest on policyholders’ accounts	—	4,543	4,499	18,525
Total Benefits, Losses and Expenses	$—	$26,092	$26,104	$105,070

Income (loss) before income taxes	$—	$2,294	$(1,349)	$10,643
Federal income tax expense	—	1,560	563	4,490
Net income (loss)	$—	$734	$(1,912)	$6,153
(1) On September 18, 2017, the Company signed a definitive agreement to sell its subsidiary, United Life Insurance Company, to Kuvare US Holdings, Inc. The sale closed on March 30, 2018. The life insurance business is presented as discontinued operations in all periods presented in this table.

Net Premiums Written by Line of Business
	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
(In Thousands)
Net Premiums Written(1)
Continuing operations:
Commercial lines:
Other liability(2)	$73,403	$68,421	$315,977	$311,226
Fire and allied lines(3)	56,802	55,192	237,410	230,934
Automobile	73,895	63,441	301,055	266,055
Workers’ compensation	20,247	20,095	92,711	101,037
Fidelity and surety	6,460	5,925	26,684	25,813
Miscellaneous	410	407	1,728	1,766
Total commercial lines	$231,217	$213,481	$975,565	$936,831

Personal lines:
Fire and allied lines(4)	$10,111	$10,054	$41,242	$42,138
Automobile	7,616	6,865	30,488	28,265
Miscellaneous	291	278	1,222	1,193
Total personal lines	$18,018	$17,197	$72,952	$71,596
Reinsurance assumed	4,310	4,408	13,147	10,686
Total net premiums written from continuing operations	$253,545	$235,086	$1,061,664	$1,019,113
Total net premiums written from discontinued operations	—	15,373	13,005	61,365
Total	$253,545	$250,459	$1,074,669	$1,080,478
(1) Net premiums written is a non-GAAP financial measure of net premiums earned. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of net premiums written to net premiums earned.
(2) Commercial lines “Other liability” is business insurance covering bodily injury and property damage arising from general business operations, accidents on the insured’s premises and products manufactured or sold.
(3) Commercial lines “Fire and allied lines” includes fire, allied lines, commercial multiple peril and inland marine.
(4) Personal lines “Fire and allied lines” includes fire, allied lines, homeowners and inland marine.

Net Premiums Earned, Losses and Loss Settlement Expenses and Loss Ratio by Line of Business
Three Months Ended December 31,	2018			2017
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	81,086	66,305	81.8%	$78,230	$33,112	42.3%
Fire and allied lines	60,161	39,253	65.2	59,205	28,660	48.4
Automobile	75,098	82,319	109.6	66,777	63,970	95.8
Workers' compensation	24,102	10,763	44.7	26,074	15,168	58.2
Fidelity and surety	7,293	(450)	(6.2)	6,940	1,898	27.3
Miscellaneous	439	101	23.0	455	40	8.8
Total commercial lines	$248,179	$198,291	79.9%	$237,681	$142,848	60.1%

Personal lines
Fire and allied lines	10,331	4,776	46.2%	$10,705	$4,667	43.6%
Automobile	7,561	6,315	83.5	7,015	6,719	95.8
Miscellaneous	307	34	11.1	299	150	50.2
Total personal lines	$18,199	$11,125	61.1%	$18,019	$11,536	64.0%
Reinsurance assumed	4,306	(5,346)	(124.2)%	$4,368	$2,973	68.1%
Total	$270,684	$204,070	75.4%	$260,068	$157,357	60.5%

Net Premiums Earned, Losses and Loss Settlement Expenses and Loss Ratio by Line of Business
Years Ended December 31,	2018			2017
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$311,931	$183,692	58.9%	$306,480	$121,054	39.5%
Fire and allied lines	234,612	165,097	70.4	227,711	178,768	78.5
Automobile	284,274	271,248	95.4	250,465	266,272	106.3
Workers' compensation	95,203	57,601	60.5	104,166	71,053	68.2
Fidelity and surety	24,437	1,878	7.7	24,981	2,206	8.8
Miscellaneous	1,728	449	26.0	1,829	312	17.1
Total commercial lines	$952,185	$679,965	71.4%	$915,632	$639,665	69.9%

Personal lines
Fire and allied lines	$41,581	$32,959	79.3%	$43,005	$34,503	80.2%
Automobile	29,247	25,016	85.5	27,046	28,997	107.2
Miscellaneous	1,210	(213)	(17.6)	1,159	268	23.1
Total personal lines	$72,038	$57,762	80.2%	$71,210	$63,768	89.5%
Reinsurance assumed	$13,228	$(6,116)	(46.2)%	$10,650	$22,280	209.2%
Total	$1,037,451	$731,611	70.5%	$997,492	$725,713	72.8%